UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2017

INTERSECTIONS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50580 (Commission File Number)	54-1956515 (IRS Employer Identification No.)

3901 Stonecroft Boulevard
Chantilly, Virginia 20151
(Address of Principal Executive Offices) (Zip Code)

(703) 488-6100
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                          Entry into a Material Definitive Agreement.
On April 20, 2017, Intersections Inc. (the "Company") refinanced its existing senior secured indebtedness under the Prior Credit Agreement (as defined below) with a new $20 million term loan facility (which was fully funded at closing) with PEAK6 Investments, L.P.
New Credit Agreement
In order to consummate the refinancing, the Company and its subsidiaries entered into a credit agreement (the "New Credit Agreement") with PEAK6 Investments, L.P., as Term Lender and as Administrative Agent, and also entered into a security agreement, a pledge and security agreement, an intellectual property security agreement and other related documents. The New Credit Agreement extends the maturity date, reduces and defers mandatory quarterly principal payments, and carries a lower interest rate compared to the Prior Credit Agreement.  The maturity date of the New Credit Agreement is April 20, 2021 and quarterly principal payments of $1.25 million commencing on September 30, 2019.  The initial interest rate is 9.486% per annum, to be adjusted annually on March 31 to 7.75% plus 1 year LIBOR, and interest is payable monthly. The New Credit Agreement is secured by substantially all of the assets of Intersections and its subsidiaries and a pledge by Intersections of stock and membership interests it holds in any domestic and first-tier foreign subsidiaries.
The Company used approximately $13.9 million of the net proceeds from the New Credit Agreement to repay in full the aggregate principal amount outstanding under the Credit Agreement dated as of March 21, 2016, as amended from time to time (the "Prior Credit Agreement"), among the Company, the other Credit Parties party thereto, Crystal Financial SPV LLC, as term lender, and Crystal Financial LLC, as administrative agent for the secured parties, and to pay related interest and prepayment penalties, transaction fees and expenses. The Company expects to use the remainder of the proceeds from the New Credit Agreement for general corporate purposes, including to accelerate both subscriber acquisition and product development.
The New Credit Agreement also requires the prepayment of the aggregate principal amount outstanding in an amount equal to 25% of the Company's excess cash flow (as defined in the New Credit Agreement) for each fiscal year commencing with the fiscal year ending December 31, 2018 and continuing thereafter. Certain other events defined in the New Credit Agreement require prepayment of the aggregate principal amount of the term loan, including all or a portion of proceeds received from asset dispositions (except for proceeds from the sale of assets in our i4c subsidiary of up to $2.2 million), casualty events, extraordinary receipts, and equity issuances. In addition, we are permitted to invest up to $2.2 million, in the aggregate inclusive of amounts already invested, in our i4c subsidiary to complete the wind-down, which is expected to be completed by June 30, 2017 (or such later date as the Administrative Agent may permit). Once amounts borrowed have been paid or prepaid, they may not be reborrowed.
The New Credit Agreement contains certain customary covenants, including among other things covenants that limit or restrict the following: the incurrence of liens; the making of investments including a prohibition of any capital contributions to our subsidiary i4c other than to complete the wind-down as noted above and fair and reasonable allocation of overhead and administrative expenses; the incurrence of certain indebtedness; mergers, dissolutions, liquidations, or consolidations; acquisitions (other than certain permitted acquisitions); sales of substantially all of our or any of our subsidiaries' assets, except for the orderly wind down of the Pet Health Monitoring, and the exits of our Bail Bonds Industry Solutions and Habits at Work businesses; the declaration of certain dividends or distributions; transactions with affiliates (other than parties to the New Credit Agreement) other than on fair and reasonable terms; and the formation or acquisition of any direct or indirect domestic or first-tier foreign subsidiary unless such subsidiary becomes a guarantor and enters into certain security documents.
The New Credit Agreement requires us to maintain at all times a minimum cash on hand amount, as defined in the New Credit Agreement, of at least 20% of the total amount outstanding under the term loan. We are also required to maintain compliance on a quarterly basis commencing with the quarter ending December 31, 2017 with minimum consolidated EBITDA (as defined in the New Credit Agreement and adjusted for certain non-cash, non-recurring and other items, and up to $4.25 million of non-recurring charges incurred in the wind-down events) of $2 million; provided consolidated EBITDA from the immediately preceding quarter in excess of $2 million may be added to a current quarter to make up any shortfall and provided further that when we have not met the minimum consolidated EBITDA test for any quarter (even after including excess consolidated EBITDA for the prior quarter) the test for compliance is deferred until the end of the next quarter and we shall be deemed to be in compliance if, taking into account consolidated EBITDA in excess of $2 million from the prior quarter, consolidated EBITDA from the test quarter, and consolidated EBITDA in excess of $2 million from the subsequent quarter, we pass the minimum compliance test.  Excess consolidated EBITDA in any quarter can be counted only once for determining compliance with this covenant.
The New Credit Agreement also contains customary events of default, including among other things non-payment defaults, covenant defaults, inaccuracy of representations and warranties, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults, cross-defaults to other indebtedness, invalidity of loan documents defaults, change in control defaults, conduct of business defaults, and criminal and regulatory action defaults.  Further, if our rights to provide services to subscribers under our agreements with Bank of America cease as a result of Bank of America transferring the provision of such services or using a different service provider and such cessation results in greater than a 20% decline in our consolidated revenue, a covenant violation (and resulting event of default) will arise under the New Credit Agreement.
Warrant
In connection with the New Credit Agreement, PEAK6 Investments, L.P. purchased, for an aggregate purchase price of $1.5 million in cash, a warrant (the "Warrant") to purchase an aggregate of 1,500,000 shares of the Company's common stock at an exercise price of $5.00 per share.  The Warrant is immediately exercisable, has a five-year term and shall be exercised solely by a "net share settlement" feature that requires the holder to exercise the Warrant without a cash payment upon the terms set forth therein. The Warrant includes a feature to provide for increases in the number of shares issuable upon exercise in the event of a future change of control transaction (as defined therein), with the number of increased shares based upon the time elapsed from issuance of the Warrant and the difference between the exercise price of the Warrant and the transaction price in the change of control, all as more fully set forth in the Warrant. The Warrant also provides for adjustments in the underlying number of shares and exercise price in the event of recapitalizations, stock splits or dividends and other corporate events.
Stock Redemption
In connection with the New Credit Agreement, the Company used the proceeds from the sale of the Warrant to repurchase 419,498 shares of the Company's common stock, pursuant to a redemption agreement (the "Redemption Agreement") from PEAK6 Capital Management LLC at a price of $3.60 per share, for an aggregate repurchase price of approximately $1.5 million. PEAK6 Capital Management LLC is an affiliate of PEAK6 Investments.
The repurchase was made pursuant to the Company's previously announced share repurchase program. Following the repurchase, the Company has approximately $15.3 million remaining under its repurchase program. The repurchases may be made on the open market, in block trades, through privately negotiated transactions or otherwise, and the program may be suspended or discontinued at any time. However, the Company is currently prohibited from repurchasing any shares of common stock under the New Credit Agreement.
Incorporation by Reference
The foregoing descriptions of the New Credit Agreement, the Warrant, and the Redemption Agreement are not intended to be complete and are qualified in their entirety by reference to the full text of such agreements, copies of which are attached as Exhibits 10.1 through 10.3 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.

Item 1.02.                          Termination of a Material Definitive Agreement.
In connection with the entry into the New Credit Agreement described in Item 1.01 above, effective April 20, 2017, the Company and its applicable subsidiaries satisfied and discharged all obligations under, and terminated, the Prior Credit Agreement, except for obligations that pursuant to the express terms of the Prior Credit Agreement survive payment of the obligations.
The Prior Credit Agreement provided for a $20.0 million term loan that was scheduled to mature on March 21, 2019, and required the Company to make quarterly and certain other mandatory prepayments. As of April 20, 2017, $13.4 million was outstanding under the Prior Credit Agreement.  The Company incurred early termination penalties of approximately $0.4 million as a result of the termination.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.02.                          Unregistered Sales of Equity Securities.
The information disclosed under the subheading "Warrant" in Item 1.01 is incorporated by reference into this Item 3.02.
The issuance of the Warrant was made in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the "Act").

Item 7.01                          Regulation FD Disclosure.
A copy of the Company's press release, issued on April 21, 2017, announcing the closing of the transactions described above is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
The information in this report shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Act or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.                          Financial Statements and Exhibits.
(d)    Exhibits.
The following exhibits are filed herewith.
Exhibit No.	Description

10.1	Credit Agreement dated as of April 20, 2017 among Intersections Inc., the Other Credit Parties party thereto, and PEAK6 Investments, L.P.

10.2	Warrant dated April 20, 2017 between Intersections Inc. and PEAK6 Investments, L.P.

10.3	Redemption Agreement dated as of April 20, 2017 by and between Intersections Inc. and PEAK6 Capital Management LLC

99.1	Press release issued on April 21, 2017

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated:  April 24, 2017
INTERSECTIONS INC.

By:	/s/ Ronald L. Barden
	Name:	Ronald L. Barden
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated as of April 20, 2017 among Intersections Inc., the Other Credit Parties party thereto, and PEAK6 Investments, L.P.

10.2	Warrant dated April 20, 2017 between Intersections Inc. and PEAK6 Investments, L.P.

10.3	Redemption Agreement dated as of April 20, 2017 by and between Intersections Inc. and PEAK6 Capital Management LLC

99.1	Press release issued on April 21, 2017